                            INCO HOMES CORPORATION
                            1282 WEST ARROW HIGHWAY
                               UPLAND, CA  91786
                                _______________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON JANUARY 15, 1997
                                _______________


To the Stockholders of Inco Homes Corporations:

     A Special Meeting of Stockholders of Inco Homes Corporation, a Delaware corporation (the "Company"), will be held on January 15, 1997, at 10:00 a.m., local time, at the Ontario Hilton Hotel, 700 North Haven Avenue, Ontario, California 91764, to consider and take action with respect to the following matters:

          1. To approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock such that every six (6) shares of Common Stock outstanding would be converted into one (1) share of Common Stock.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on December 11, 1996 as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, either in person or by proxy.

     You are cordially invited to attend the meeting and, if you do so, you may personally vote your shares regardless of whether you have signed and returned a completed proxy. YOU ARE URGED TO DATE, MARK, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                         By Order of the Board of Directors,

                         /s/ Ira C. Norris
                         -------------------------------------
                         Ira C. Norris,
                         Chairman of the Board,
                         President and Chief Executive Officer

Upland, California
December 16, 1996

                            INCO HOMES CORPORATION
                            1282 WEST ARROW HIGHWAY
                               UPLAND, CA  91786

                                _______________

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 15, 1997
                                _______________


                                  INTRODUCTION

GENERAL INFORMATION

     This Proxy Statement and the enclosed Proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Inco Homes Corporation, a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on January 15, 1997, at 10:00 a.m., local time, at the Ontario Hilton Hotel, 700 North Haven Avenue, Ontario, California 91764 (together with any and all adjournments and postponements, the "Special Meeting").

     If Proxies in the accompanying form are properly executed and returned, unless contrary instructions are indicated thereon, the shares of Common Stock represented thereby will be voted for the adoption of an amendment to the Restated Certificate of Incorporation of the Company effecting a reverse split of the Common Stock on the basis of one (1) new share of Common Stock for each six (6) shares of Common Stock issued as of the effective date of such amendment (the "Reverse Split"). The approval of the Amendment to the Company's Restated Certificate of Incorporation effecting the Reverse Split requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon at the Special Meeting.

RECORD DATE, QUORUM, MAILING

     All holders of record of the Company's common stock, $.01 par value per share ("Common Stock"), at the close of business on December 11, 1996, are entitled to notice of and to vote at the Special Meeting. At the close of business on such date, the Company had 8,622,573 shares of Common Stock outstanding. A majority of the outstanding shares of Common Stock represented in person or by Proxy will constitute a quorum for the transaction of business at the Special Meeting.

     The Company anticipates that the mailing to stockholders of this Proxy Statement and the enclosed Proxy will commence on or about December 16, 1996.

VOTE BY AND REVOCATION OF PROXIES

     At the Special Meeting, the designated Proxy holder will vote the shares of Common Stock represented by Proxies which have been received and not revoked. Where the Stockholder specifies a choice on the Proxy Card with respect to the matter to be acted upon, the shares of Common Stock will be voted in accordance with the choice specified. Where no choice is specified, the shares represented by a signed Proxy Card will be voted in favor of the proposal for the adoption of an amendment to the Restated Certificate of Incorporation of the Company effecting the Reverse Split.

     Any Proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed Proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance in person at the Special Meeting does not itself revoke an otherwise valid Proxy; however, any stockholder who attends the Special Meeting may orally revoke his or her Proxy at the Special Meeting and vote in person. If your shares are held of record by a broker, bank, or other nominee and you wish to attend and vote your shares at the Special Meeting, you must obtain a letter from the broker, bank, or nominee confirming your beneficial ownership of the shares and a written Proxy from the holder issued in your name, and bring it to the Special Meeting.

VOTING RIGHTS AND SOLICITATION

     Each holder of Common Stock is entitled to one vote for each share held. There are no cumulative voting rights with respect to the matters to be voted upon. Abstentions and broker non-votes are counted as shares of Common Stock represented at the Special Meeting for purposes of determining a quorum. Abstentions will have the same effect as negative votes with respect to all
matters to come before the Special Meeting.   Broker non-votes will have the
same effect as negative votes with respect to all matters to come before the Meeting. With respect to Proxies that are executed by the record holders but are not marked to indicate how the holder is voting, such Proxies will be voted in favor of the item being considered at the Special Meeting.

     The expenses of this solicitation of proxies for the Special Meeting will be paid by the Company. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone or other means of communication by directors, officers or regular employees of the Company, but such persons will not be specifically compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in forwarding the proxy materials to beneficial owners.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table contains information with respect to each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock as of October 31, 1996. To the Company's knowledge, unless otherwise indicated in the notes below, each beneficial owner has sole voting and investment power with respect to the Common Stock set forth opposite his or her name in the following table:

        NAME AND ADDRESS OF           NUMBER OF        PERCENT OF TOTAL
         BENEFICIAL OWNER              SHARES               SHARES
         ----------------              ------             OUTSTANDING
                                                          -----------
Wellington Management Company(1)       768,100                8.91
   75 State Street
   Boston, MA 02109

First Financial Fund, Inc.(2)          768,100                8.91
   One Seaport Plaza
   25th Floor
   New York, NY 10292

Ira C. Norris(3)                     2,457,506               28.50

Ronald L. Neeley(4)                    849,295                9.78

----------------

(1) Beneficial ownership is as of December 31, 1995, per Schedule 13G, that states that in its capacity as investment advisor, it may be deemed beneficial owner of the shares owned by its investment counselling clients. The Schedule 13G indicates that Wellington Management Company has no voting power and shared dispositive power.

(2) Beneficial ownership is as of December 31, 1995, per Schedule 13G, that states that in its capacity as an investment company, it may be deemed beneficial owner of the shares. The Schedule 13G indicates that First Financial Fund, Inc. has sole voting power and shared dispositive power.

(3) See note 1 under table below relating to stock ownership by directors and executive officers.

(4) See notes 2, 3 and 4 under table below relating to stock ownership by directors and executive officers.


     The following table sets forth existing stock ownership by directors, executive officers, and all directors and executive officers as a group as of October 31, 1996:

                                                                       PERCENT OF TOTAL
                    NAME                       NUMBER OF SHARES*      SHARES OUTSTANDING
                    ----                       -----------------      ------------------
Ira C. Norris(1)                                   2,457,506               28.50

Ronald L. Neeley(2)(3)(4)                            849,295                9.78

Robert H. Daskal(5)                                   76,500                **

John F. Seymour, Jr.(6)                                8,300                **

Thomas E. Gibbs, Jr.(7)(8)                             7,600                **

All Directors and Executive Officers as a          3,399,201               38.73
group (5 persons)(1)(2)(3)(4)(5)(6)(7)(8)

---------------
* Unless otherwise indicated in the notes below, to the Company's knowledge the shares indicated are owned directly.

**   Less than one percent.

(1) Includes (i) 2,024,505 shares of Common Stock owned by Norris Living Trust Dated 2/17/89, a family trust of which Mr. Norris and his wife, Nancy D. Norris, serve as trustees, (ii) 5,000 shares of Common Stock owned by Mr. Norris and his wife jointly, and (iii) 15,938 shares of Common Stock owned of record by Mr. Norris' wife.

(2) Includes 784,275 shares of Common Stock owned by Neeley Revocable Family Trust Dated 9/15/81, as amended, of which Mr. Neeley is a co-trustee with his wife.

(3) Includes warrants to purchase 47,520 shares of the Company's Common Stock, currently exercisable at $10.00 per share, which were granted to the Neeley Revocable Family Trust Dated 9/15/81, as amended.

(4) Includes options held by Mr. Neeley to purchase 7,500 shares of Common Stock currently exercisable at a price of $9.375 per share, 5,000 shares of Common Stock currently exercisable at a price of $4.25 per share and 5,000 shares of Common Stock currently exercisable at a price of $1.875 per share. These options were granted pursuant to the Company's automatic option grant program for non-employee Board members.

(5) Includes options held by Mr. Daskal to purchase 75,000 shares of Common Stock currently exercisable at a price of $1.125 per share. These options were granted pursuant to the Company's 1992 Stock Option/Stock Issuance Plan.

(6) Includes options held by Mr. Seymour to purchase 7,500 shares of Common Stock currently exercisable at a price of $1.00 per share. These options were granted pursuant to the Company's automatic option grant program for non-employee Board members.

(7) Includes 100 shares of Common Stock owned by Gibbs Family Trust Dated 2/19/93, a family trust in which Mr. Gibbs and his wife, Meredith, serve as trustees.

(8) Includes options held by Mr. Gibbs to purchase 7,500 shares of Common Stock currently exercisable at a price of $1.00 per share. These options were granted pursuant to the Company's automatic option grant program for non-employee Board members.


                       EXECUTIVE OFFICERS OF THE COMPANY

     The following are the names and respective ages as of October 31, 1996 of the executive officers of the Company. The Company's executive officers are elected by, and serve at, the discretion of the Board of Directors.

      NAME                         AGE               POSITION

     Ira C. Norris                 60         Chairman of the Board, President
                                              and Chief Executive Officer

     Robert H. Daskal              55         Executive Vice President and
                                              Chief Financial Officer

     Ira C. Norris founded the Company in 1976, and has served as the Chairman of the Board, President and Chief Executive Officer since that time. From 1968 to 1976, Mr. Norris served as a Corporate Vice President and Division Operating Manager of Kaufman and Broad, Inc., a company engaged in the real estate and life insurance business. From 1960 to 1968, he was an independent builder/developer in Los Angeles and the San Fernando Valley suburbs.

     Robert H. Daskal has been Executive Vice President and Chief Financial Officer since October 1994. Prior to joining the Company, Mr. Daskal was Executive Vice President-Finance and Chief Financial Officer of UDC Homes, Inc., a homebuilder in Tempe, Arizona, from 1985 to 1994. UDC Homes, Inc. filed a petition for relief under Chapter 11 of the U.S. Bankruptcy code in May 1995.


         APPROVAL OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
              TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

GENERAL

     The Board of Directors of the Company has unanimously approved, and is hereby soliciting stockholder approval of, an amendment to the Company's Restated Certificate of Incorporation, in the form of Exhibit "A" attached to this Proxy Statement (the "Amendment"), effecting the Reverse Split with respect to all issued shares of Common Stock. As a result of the Reverse Split, every six (6) shares of existing Common Stock outstanding ("Old Common Stock") as of the time of filing of the Amendment with the Delaware Secretary of State (the "Effective Date") would be automatically converted into one (1) new share of Common Stock ("New Common Stock").

     The Restated Certificate of Incorporation of the Company, as amended to date, provides for 21,000,000 authorized shares of Common Stock, par value $.01 per share, 8,622,573 of which were issued and outstanding as of the Record Date, and 1,000,000 shares of Preferred Stock, par value $.01, of which none were issued and outstanding as of the Record Date.

     In order to effect the Reverse Split, the stockholders are being asked to approve the Amendment. The Board of Directors of the Company believes that the Reverse Split is in the best interests of both the Company and its stockholders and has approved the Reverse Split. The Board of Directors of the Company reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the Reverse Split if at any time prior to its effectiveness it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

EFFECTS OF THE REVERSE SPLIT

     If effected, the Reverse Split would reduce the number of outstanding shares of Old Common Stock from 8,622,573 as of the Record Date of the Special Meeting (December 11, 1996) to approximately 1,437,096 shares of New Common Stock as of the Effective Date. (The foregoing assumes no issuances of Common Stock between said Record Date and the Effective Date.) The Reverse Split would have no effect on the number of authorized shares of Common Stock or Preferred Stock or the par value of the stock.

     All outstanding options, warrants, rights and convertible securities that include provisions for adjustments in the number of shares covered thereby, and the exercise or conversion price thereof, would be appropriately adjusted for the Reverse Split automatically on the Effective Date. The Reverse Split would not affect any stockholder's proportionate equity interest in the Company except for those stockholders who would receive an additional share of Common Stock, or cash if the Company so elects, in lieu of fractional shares. None of the rights currently accruing to holders of the Company's Common Stock, or options or warrants to purchase Common Stock, will be affected by the Reverse Split.

     The Reverse Split will result in some stockholders holding odd lots of the Company's Common Stock (blocks of less than 100 shares). Because broker/dealers typically charge a higher commission to complete trades in odd lots of securities, the transaction costs may increase for those stockholders who will hold odd lots after the Reverse Split.

     Although the Board of Directors believes as of the date of this Proxy Statement that the Reverse Split is advisable, the Reverse Split may be abandoned by the Board of Directors at any time before, during or after the Special Meeting and prior to the Effective Date. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Split and concurrently or sometime thereafter declare a Common Stock dividend in an amount to be determined, which Common Stock dividend would not require stockholder approval. Any such Common Stock dividend would partially offset the decrease in the number of issued shares of New Common Stock resulting from the Reverse Split. No such Common Stock dividend is presently contemplated.

     Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Restated Certificate of Incorporation or Bylaws in connection with the Reverse Split.

     The Board of Directors may make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the Delaware Secretary of State and give effect to the Reverse Split.

     The Reverse Split could result in a significant increase in possible dilution to present stockholders' percentage of ownership of the New Common Stock. Assuming the issuance of all authorized shares of Common Stock, the current stockholders, in the aggregate, would own approximately 43% under the Company's present capital structure prior to the Reverse Split, but only approximately 7% of the outstanding New Common Stock under the capital structure assuming adoption of the Reverse Split. The Board of Directors has determined that having 20,000,000 authorized shares may be more attractive for future possible merger or acquisition candidates, as well as future issuances of stock to raise capital in private or public transactions, should opportunities arise and be recommended by the Board of Directors with regard to such matters and thus has determined not to reduce the authorized number of shares.

REASONS FOR THE REVERSE SPLIT

     The Board of Directors believes that the Reverse Split is beneficial to the Company and the stockholders. The principal reason for the Reverse Split is the desire to remain eligible for listing on the NASDAQ SmallCap

Market. Failure to maintain a bid price in excess of $1.00 per share could result in the future delisting of the Common Stock on the NASDAQ SmallCap Market, which might adversely affect the trading in and liquidity of the Common Stock. Until November 11, 1996, the Common Stock was listed for trading on the NASDAQ National Market System ("NMS"), at which time the Company's listing was transferred to the NASDAQ SmallCap Market since the Company no longer met the continuing listing requirements for NMS due to the decline in the trading price of the Common Stock and the resulting market value of the Company's publicly held shares exclusive of shares owned by affiliates of the Company. The Company's trading symbol remained unchanged (INHM).

     NASDAQ has required that, as a condition to the Company continuing its listing in the NASDAQ SmallCap Market, the Company must effect a reverse stock split by January 17, 1996 in sufficient amount so as to result in an increase in the trading price of the Common Stock to $1.00 per share or higher. The quoted high and low closing prices of the Common Stock have been as follows:

          Quarter Ended                      High     Low
    -------------------------------------------------------

          March 31, 1995                   2.1250   1.2500
          June 30, 1995                    2.5630   1.1250
          September 30, 1995               1.8750   1.0000
          December 31, 1995                1.3750   0.6875
          March 31, 1996                   1.3750   0.8750
          June 30, 1996                    1.0625   0.5000
          September 30, 1996               0.9375   0.4375
          Two Months Ended
          November 30, 1996                0.6875   0.2500

     By reason of the Reverse Split, the market value of a share of Common Stock may increase to a level above the current market trading price. Failure to maintain a closing bid price in excess of $1.00 per share following the Reverse Split could result in the future delisting of the Company's Common Stock from the NASDAQ SmallCap Market, which might adversely affect the trading in and liquidity of such shares. While the Board of Directors believes that the shares of Common Stock will trade at higher prices than those which have prevailed in recent months, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split since there are numerous factors and contingencies which could affect such price. No assurance can be given that the Company will continue to meet the listing requirements for the NASDAQ SmallCap Market following the Reverse Split.

MECHANICS OF REVERSE SPLIT

     If the Reverse Split is approved by the requisite vote of the Company's stockholders, the Amendment will be filed no later than January 17, 1997 and the Reverse Split will thus be effected, unless abandoned by the Board of Directors as described above. Upon filing of the Amendment, every six (6) issued and outstanding shares of Old Common Stock will, immediately following filing of the Amendment, be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of New Common Stock.

     As soon as practical after the Effective Date, the Company will forward a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to the Company's transfer agent in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Old Common Stock have been converted as a result of the Reverse Split. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY.

     Until a stockholder forwards a completed letter of transmittal together with certificates representing his shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common

Stock, such stockholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each stockholder is entitled as a result of the Reverse Split.

     No scrip or fractional certificates will be issued in the Reverse Split. Instead, the Company will issue one additional share of New Common Stock, or cash if it so elects, in lieu of fractional shares. If the Company elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the NASDAQ SmallCap Market for the five trading days preceeding the Effective Date. Such cash payment, if elected by the Company, would be made upon surrender to the Company's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

     This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: (i) the effect on his or her personal tax situation of the Reverse Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Split on his or her own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes that the Reverse Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its stockholders in connection with the Reverse Split, except with respect to any cash received in lieu of fractional shares. A stockholder of the Company who exchanges his or her Old Common Stock solely for New Common Stock will recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common received from the Company will be the same as his or her aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange. Each stockholder who will receive cash, if any, in lieu of fractional shares of New Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis allocable to such fractional shares.

VOTE REQUIRED

     The approval of the Amendment to the Company's Restated Certificate of Incorporation effecting the Reverse Split requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon at the Special Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.


                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Company knows of no matters other than as stated above which are to be brought before the Special Meeting. It is intended that the persons named in the Proxy will vote their Common Stock represented by duly executed and delivered Proxies according to their best judgment if any other matters do properly come before the Special Meeting.


                          INTEREST OF CERTAIN PERSONS

TRANSACTIONS WITH IRA C. NORRIS AND ENTITIES CONTROLLED BY IRA C. NORRIS

     The Company leases its corporate headquarters in Upland, California from G&N Investments, a California Limited Partnership ("G&N Investments"), as general partner of Inco Plaza, a California Limited Partnership ("Inco Plaza"). Ira C. Norris is the sole general partner of, and has a 70% interest in the profits and losses in, G&N Investments. Michael L. Hendrix, the Company's Director of Production, and three former officers are limited partners of Inco Plaza with individual 5% interests in the profits and losses of Inco Plaza. The lease, subject to extension by the Company, expires in September 2000 and provides for the lease by the Company of approximately 6,800 square feet of rentable area at an initial monthly base rent of $8,823, increasing annually, starting October 1996, based upon the Consumer Price Index. The Company believes that this lease is on as favorable terms as those that could have been obtained from unaffiliated third parties. For the nine months ended September 30, 1996 and 1995, the Company incurred rental expense of $79,500 and $120,800, respectively, with Inco Plaza for the use of office space.

     The Company advanced funds to Victor Valley Commercial Properties ("Victor Valley") over several years prior to 1992. G&N Investments owns a 50% profits interest in Victor Valley. As of December 31, 1995 the Company had an unsecured receivable from Victor Valley of approximately $293,000. The Company ceased accruing interest on its financial statements as of December 31, 1993. During the three months ended June 30, 1996, this advance was assigned by the Company to Ira C. Norris in exchange for a cash payment of $293,000 to the Company.

     Historically, certain of the predecessor subsidiaries of the Company (the "S Subsidiaries") were treated for federal and state income tax purposes as S Corporations under Subchapter S of the Internal Revenue Code of 1986, as amended, and under comparable state tax laws. As a result, the earnings from the S Subsidiaries through the day preceding the date of termination of the S Subsidiaries' status as S Corporations, which was April 1993 (the "Termination Date"), have been or will be, as the case may be, taxed, with certain exceptions, for federal and state income tax purposes directly to Ira C. Norris, the sole stockholder of the S Subsidiaries, rather than to the Company. In March, 1993, the Company and Mr. Norris entered into a Tax Indemnification Agreement, which generally provided that Mr. Norris would be indemnified by the Company with respect to federal and state income taxes (plus interest and penalties) shifted from an S Subsidiary taxable year in which the S Subsidiary was an S Corporation, and the Company would be indemnified by Mr. Norris with respect to federal and state income taxes (plus interest and penalties) shifted from Mr. Norris in a taxable year ending on or before the Termination Date to the Company for taxable years ending either before or after the Termination Date. Pursuant to this agreement, Mr. Norris also agreed to indemnify the Company against any amounts that may be paid to the IRS as a result of tax deductions disallowed due to excessive compensation paid to him, as well as fifty percent of all out-of-pocket costs incurred in defending an IRS challenge. In November 1993, Mr. Norris paid $247,000 to the Company in satisfaction of such indemnification obligation.

     The Company engaged Nancy Orman Interiors ("NOI"), an interior decorating firm, to decorate certain of the Company's model homes. The firm is owned by Nancy Norris, who is married to Ira C. Norris. NOI analyzes the demographic information prepared by the Company, designs the interior areas, purchases the furnishings, hires the subcontractors and installs the furnishings with the assistance of the Company's employees. NOI's fees primarily include its direct costs and a fee for its design services. In 1995, the Company incurred costs of $95,700 to NOI, of which approximately $49,600 represented reimbursement for out-of-pocket expenses and items purchased for the Company and approximately $46,100 represented fees for its design services. The Company believes that these services were provided on as favorable terms as those that could have been obtained from unaffiliated third parties. For the nine months ended September 30, 1996 and 1995, the Company incurred $125,800 and $75,600, respectively, in model home design fees and reimbursements for the cost of the model home furnishings with NOI

     Included in accounts payables and accrued liabilities at September 30, 1996 is an unsecured advance in the amount of $300,000 from Ira C. Norris. This advance provided to the Company by Mr. Norris in September 1996 for working capital purposes, is due December 31, 1996, and bears interest at the rate of 10% per annum.

TRANSACTIONS WITH THOMAS E. GIBBS, JR.

     In June 1996, the Company executed a $600,000 note, secured by real estate owned by the Company, payable to ALG 1996-1, a California limited partnership ("ALG"), with interest at prime plus 3.0%, that matures June 26, 1998, in consideration of a $600,000 loan made to the Company. Thomas E. Gibbs, Jr., a director of the Company, is a partner of ALG.

     The Gibbs Family Trust, of which Mr. Gibbs is a beneficiary and trustee, is a partner in Triumph-Lancaster Housing Partners ("Triumph Lancaster") which was formed in August 1996 to develop a 78 unit subdivision in Lancaster, California. The Company is the general partner and the Gibbs Family Trust is the limited partner. Each partner has a 50% interest in profits and distributions, subject to certain priorities, payment of certain fees, and other agreements. As of September 30, 1996, the Gibbs Family Trust had contributed $190,000 in cash to Triumph Lancaster, of which $160,000 was used to purchase the first 20 lots available under a purchase agreement transferred by the Company to Triumph Lancaster, and the remaining $30,000 was used as an option deposit with regard to the remaining 58 lots.

     Mr. Gibbs is a partner in Palmdale Vistas Housing Investments, a California limited partnership ("PV Development") which was formed in June 1989 to develop a 300 unit subdivision in Palmdale, California. Inco Development Corporation, a wholly-owned subsidiary of the Company, holds a 51.295% general partner's interest, Palmdale Vistas Housing Investments, a California limited partnership ("PV Investments"), holds a 50% limited partner's interest, and Mr. Gibbs holds a 1.295% limited partner's interest, in PV Development. Mr. Gibbs is the general partner of PV Investments and holds a 23% interest as such; he also holds a 1.376% limited partnership interest in PV Investments. Mr. Gibbs has contributed $89,000 and has loaned $489,000 to PV Investments.

     In October 1996, Hunters Ridge Investment Partners, a California general partnership ("Hunters Ridge"), in which Mr. Gibbs is the managing general partner and has a 56.25% profits interest, loaned the Company $900,000, which was used by the Company to purchase 42 lots and to obtain a purchase option on an additional 41 lots for development in Fontana, California. This property secures the loan made by Hunters Ridge. The loan matures December 31, 1998, bears interest at 10% per annum, is payable interest only monthly, and provides for a participation by Hunters Ridge of 50% of the net profits, if any, realized by the Company from development of this project. Hunters Ridge has agreed to lend an additional $300,000 in installments to the Company in connection with this project through June 1997; to the extent that such additional loan is not made, the 50% profit participation interest of Hunters Ridge will be reduced proportionately.

     In 1995, the Company incurred legal fees of approximately $22,000 to Mr. Gibbs, and through September 30, 1996, the Company incurred approximately $13,000 in legal fees to Mr. Gibbs.

TRANSACTION WITH RONALD L. NEELEY

     In January 1993, the Company entered into a loan agreement with a revocable trust of Ronald L. Neeley pursuant to which the Company had the right to borrow up to $3,000,000. $1,760,000 was borrowed under this loan agreement, which amount was repaid in full in April 1993. No further borrowings can be made under the terms of this loan agreement. Ten percent of the rights and obligations under this Agreement were assigned by Mr. Neeley to another stockholder of the Company. In connection with this loan, the Company issued to Mr. Neeley and such other stockholder warrants to purchase 47,520 shares and 5,280 shares, respectively, of the Company's Common Stock at an exercise price of $10.00 per share, the Company's initial public offering price. The warrants were exercisable in October 1993 and expire in April 1998. As of the date hereof none of the warrants have been exercised.

     It is important that your shares be represented at the Special Meeting, whether or not you plan to attend in person, and regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the Special Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                    By Order of the Board of Directors

                    /s/ Ira C. Norris
                    --------------------------------
                    Ira C. Norris
                    Chairman of the Board, President
                    and Chief Executive Officer

December 16, 1996
Upland, California

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             INCO HOMES CORPORATION

                                --------------

                        SPECIAL MEETING OF STOCKHOLDERS
                                JANUARY 15, 1997

                                --------------

  The undersigned stockholder of Inco Homes Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated December 16, 1996, and hereby appoints each of Ira C. Norris and Robert H. Daskal, and each of them, proxy and attorney-in-fact, each with full power of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Inco Homes Corporation to be held on January 15, 1997, at 10:00 a.m., local time, at the Ontario Hilton Hotel,
700 North Haven Avenue, Ontario, California 91764, and at any postponements or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matter set forth below:

  1. APPROVAL OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A SIX (6) FOR ONE (1) REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, PAR VALUE $0.01 PER SHARE.

                   [_]   FOR   [_]  AGAINST    [_]  ABSTAIN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

  2. IN THEIR DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                   [_]  FOR    [_]  AGAINST    [_]  ABSTAIN




  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AS THE NAMED PROXIES CONSIDER ADVISABLE IN THEIR JUDGMENT WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE MEETING.

                                                 Dated:  _______  , 199

                                                 ____________________
                                                 (Signature)

                                                 ____________________
                                                 (Signature)

                                                 (This Proxy must be signed
                                                 exactly as your name appears
                                                 hereon. Executors,
                                                 administrators, trustees,
                                                 etc., should give full title
                                                 as such. If the stockholder is
                                                 a corporation, a duly
                                                 authorized officer should sign
                                                 on behalf of the corporation
                                                 and should indicate his or her
                                                 title.)

 PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.